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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We have issued our report dated July 11, 1997, except for Notes 2 and 10 as to which the date is July 24, 1997, accompanying the combined financial statements of Cherry Communications Incorporated and Cherry Communications U.K. Limited for each of the two years in the period ended December 31, 1996 and consent to the inclusion of said report in the World Access, Inc. Form 8-K/A, Amendment No. 2, dated September 25, 1998. We also hereby consent to the incorporation by reference of said report in the Registration Statements of World Access, Inc. on Forms S-3 (File No. 333-43497 and File No. 333-51199) and on Forms S-8 (File No. 333-59347, File No. 333-17741, File No. 33-77918, and
File No. 33-47752).

                                          /s/  Grant Thornton LLP

Chicago, Illinois
September 25, 1998